For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development
PDI, Inc.
201.574.8617

PDI, Inc. Announces Termination of AstraZeneca

Fee-for-Service Contract Sales Programs

Saddle River, New Jersey (February 28, 2006). PDI, Inc. (NASDAQ: PDII) a diversified sales and marketing services provider to the biopharmaceutical industry, announced today that it has been notified by AstraZeneca that its fee for service agreements will be terminated effective April 30, 2006. The termination affects approximately 800 field representatives. The revenue impact is projected to be approximately $65 to $70 million in 2006.

Michael Hickey, Vice President of Sales for AstraZeneca US stated,“We appreciate the efforts the PDI selling teams have made over the course of our working relationship and thank them for their service.”

Steven K. Budd, PDI’s President stated, “We are disappointed by AstraZeneca’s decision. We have worked with AstraZeneca for over twelve years and look forward to creating future business opportunities with them. We are vigorously exploring potential opportunities to re-deploy these high performing sales teams.”

Larry Ellberger, PDI’s interim CEO stated, “This termination will have a significant financial impact in 2006. It reinforces our commitment to diversify our revenue and client base, particularly in the emerging pharma segment of the industry, while exiting unprofitable activities and reducing our overhead cost structure.”

In light of this development, PDI is canceling its conference call scheduled for Thursday, March 2, 2006. PDI will release its 2005 year end financial results after the market close on Wednesday, March 1, 2006.

About PDI

PDI, Inc. (NASDAQ: PDII) is a diversified sales and marketing services provider to the biopharmaceutical industry. PDI’s comprehensive set of outsourced sales and marketing solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability. Headquartered in Saddle River, New Jersey, PDI also has offices in Pennsylvania and Illinois.

PDI’s sales and marketing services include our Performance Sales Teams™, which are dedicated teams for specific clients; and Select Access™, our targeted sales solution that leverages an existing infrastructure; marketing research and consulting; and medical education and communications. PDI’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

PDI’s commitment is to deliver innovative solutions, unparalleled execution and superior results for its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest standing sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI remains committed to continued innovation.

For more information, visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, changes in our operating expenses, adverse patent rulings, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, the adequacy of the reserves PDI has taken, the financial viability of certain companies whose debt and equity securities we hold, the outcome of certain litigations, PDI's ability to implement its current business plans, the termination of or material reduction in the size of any of our customer contracts, and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2004, and PDI's periodic reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission since January 1, 2005. The forward looking-statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.